Exhibit 5.1

July 8, 1999


Apple Computer, Inc.
1 Infinite Loop
Cupertino, California 95014

RE:  Registration Statement on Form S-8 for the 1997 Employee
     Stock Option Plan

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about July 9, 1999 (the
"Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 5,000,000 additional shares of Apple Computer, Inc.'s Common Stock, no par value, authorized for issuance under the 1997 Employee Stock Option Plan, as amended (the "Employee Plan"). The shares of Apple Common Stock to be registered under the Registration
Statement are hereinafter referred to as the "Shares". As counsel in connection with this transaction, I have examined the actions taken, and I am familiar with the actions proposed to be taken, in connection with the issuance and sale of the Shares pursuant to the Employee Plan.

It is my opinion that, when issued and sold in the manner described in the Employee Plan and pursuant to the agreements which accompany each grant, the Shares will be legally and validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement.

Very truly yours,

/s/Nancy R. Heinen
Nancy R. Heinen
General Counsel